Exhibit 99.1

FOR IMMEDIATE RELEASE

MRV REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

ANTICIPATES RAMP-UP IN FTTP COMPONENT REVENUES

Chatsworth, CA — July 22, 2004 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of scalable network infrastructure equipment and optical components for metro and Fiber-to-the-Premise solutions, today reported its results for the second quarter ended June 30, 2004.

Net loss for the second quarter of 2004 was narrowed to $3.1 million, or $0.03 per share, compared to a net loss of $9.8 million, or $0.10 per share, for the second quarter of 2003 and a net loss of $4.8 million, or $0.05 per share, for the first quarter of 2004.

Revenues for the second quarter of 2004 were $67.2 million, compared to $62.0 million for the second quarter of 2003, and $59.6 million for the first quarter of 2004.

Noam Lotan, MRV’s president and CEO, commented, “Q2 was a very good quarter. We are pleased with strong developments in our Fiber-to-the-Premises (FTTP) components. With FTTP, carriers can offer fiber grade data transmission, phone service as well as a full suite of CATV services. We continue to deliver solid improvements in our financial results, with significant gains in operating income. We are optimistic about the developments at MRV bringing us closer to our goal of profitability with our continued vigilance on cost containment. MRV remains intensely focused on our customers’ needs for a broad array of Optical Ethernet Access solutions, ranging from 802.3 AH Ethernet in the first mile to advanced service solutions, including MPLS and VPLS customer edge devices. During the quarter, MRV raised the bar by announcing an industry first with its VPLS auto-discovery for multipoint to multipoint VPN services.”

“Our net loss per share was reduced to $0.03 per share. Overall revenues grew 9% for the second quarter of 2004 compared to the same quarter last year, and were at the high end of our guidance. We have been growing on a year-over-year basis for three consecutive quarters. Our outlook continues to be positive for the next quarter and beyond. We expect year-over-year growth for the third quarter within the range of $60 to $64 million, lower than the second quarter due to the seasonal effects in Europe, which accounts for approximately 70% of our revenues,” Mr. Lotan added.

Financial Highlight Presentation

A financial highlight and overview will be available in conjunction with the second quarter 2004 Teleconference and webcast discussed below. This presentation can be downloaded at http://www.mrv.com/investor/quarterly_center.php after 4:00 p.m. Eastern Time /1:00 p.m. Pacific Time on Thursday, July 22, 2004.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Lotan, Mr. Margalit and Mr. Gonen relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release are subject to a number of risks and uncertainties, including the strength of the overall economy and the high-technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications, Inc. assumes no obligation to update the forward-looking statements contained in this press release.

Simultaneous Webcast and Teleconference Information

MRV Communications, Inc. will host a teleconference at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time on Thursday, July 22, 2004 to discuss the second quarter of 2004 results. To participate via telephone, the dial-in number is 617-801-9702, access code 76268349. Please call ten minutes prior to the scheduled conference call time. MRV Communications will offer its live and replay audio broadcast of the conference call at http://www.mrv.com/investor/quarterly_center.php .

Replay Information

A replay of the call will be available on MRV’s website, beginning on Thursday, July 22, 2004, at 8:00 pm Eastern Time/5:00 p.m. Pacific Time, at http://www.mrv.com/investor/quarterly_center.php . In addition, a replay will be available by phone from 8:00 pm Eastern Time, July 22, 2004 to 8:00 pm Eastern Time, July 24, 2004 at 617-801-6888, access code 87311223.

Transcript of Mr. Lotan, Mr. Margalit and Mr. Gonen’s Teleconference Discussion

A transcript of Mr. Lotan, Mr. Margalit and Mr. Gonen’s Teleconference discussion will be available on MRV’s website at http://www.mrv.com/investor/quarterly_center.php , beginning at 8:00 p.m. Eastern Time/5:00 p.m. Pacific Time on Thursday, July 22, 2004.

About MRV Communications, Inc.

MRV provides optical ethernet access equipment and services, and optical components. MRV conducts its business along three principal segments: the networking group, the optical components group and development stage enterprises. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and console server equipment as well as specialized networking products for defense and aerospace applications. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc. These components include components for Fiber-to-the-Premise, or FTTP, applications, fiber optic transceivers, and CWDM applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows the Company to penetrate targeted vertical and regional markets. For more information, call MRV at 818-773-0900 or visit our websites at www.mrv.com and www.luminentoic.com .

Investor Relations Contact

Diana L. Hayden, 818-886-6782, ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(Unaudited)
Net revenue	$67,231	$61,958	$126,845	$113,075
Cost of goods sold	43,669	42,133	82,858	78,647

Gross profit	23,562	19,825	43,987	34,428
Operating costs and expenses:
Product development and engineering	5,805	6,890	12,143	15,626
Selling, general and administrative	18,676	16,698	36,826	28,616

Total operating costs and expenses	24,481	23,588	48,969	44,242

Operating loss	(919)	(3,763)	(4,982)	(9,814)
Other expense, net	1,040	5,511	1,215	5,432

Loss before provision for taxes	(1,959)	(9,274)	(6,197)	(15,246)
Provision for taxes	1,110	493	1,649	921

Net loss	$(3,069)	$(9,767)	$(7,846)	$(16,167)

Earnings per share:
Basic and diluted loss per share	$(0.03)	$(0.10)	$(0.07)	$(0.16)
Weighted average number of shares:
Basic and diluted	105,596	101,383	105,550	100,163

MRV Communications, Inc.

Balance Sheets

(In thousands)

	June 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,963	$88,706
Short-term marketable securities	15,405	5,221
Time deposits	1,084	1,411
Accounts receivable, net	56,501	53,464
Inventories	43,237	35,799
Other current assets	4,263	5,379

Total current assets	186,453	189,980
Property and equipment, net	21,917	25,416
Goodwill	29,965	29,965
Long-term marketable securities	1,641	1,705
Deferred income taxes	1,793	2,594
Investments	3,063	3,063
Other assets	1,649	2,040

	$246,481	$254,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term obligations	$5,087	$2,905
Accounts payable	42,895	46,811
Accrued liabilities	25,550	25,523
Deferred revenue	3,430	3,754
Other current liabilities	3,465	2,936

Total current liabilities	80,427	81,929
Long-term debt	139	200
Convertible notes	23,000	23,000
Other long-term liabilities	4,170	4,215
Minority interest	5,169	5,291
Commitments and contingencies
Stockholders’ equity	133,576	140,128

	$246,481	$254,763